Exhibit (a) (1) (v)

Offer to Purchase for Cash

Any and All Outstanding Shares of Common Stock

of

Santander Consumer USA Holdings Inc.

at

$41.50 Net per Share

Pursuant to the Offer to Purchase Dated September 7, 2021

by

Max Merger Sub, Inc.

a direct wholly-owned subsidiary of

Santander Holdings USA, Inc.

and an indirect wholly-owned subsidiary of

Banco Santander, S.A.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, AT THE END OF THE DAY ON MONDAY, OCTOBER 4, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated September 7, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitute the “Offer”) in connection with the offer by Max Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Santander Holdings USA, Inc., a Virginia corporation (“Parent”), and an indirect wholly-owned subsidiary of Banco Santander, S.A., a Spanish bank organized under the laws of the Kingdom of Spain (“Ultimate Parent”), to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Santander Consumer USA Holdings Inc., a Delaware corporation (“SC”), that Parent does not already own for $41.50 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to deduction for any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer. Also enclosed is SC’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.

The Offer Price is $41.50 per Share, net to the seller in cash, without interest, subject to deduction for any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for any and all outstanding Shares that Parent does not already own.

3.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 23, 2021 (as amended from time to time, the “Merger Agreement”), among SC, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver (to the extent waivable) of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into SC (the “Merger”), with SC continuing as the surviving corporation and a wholly-owned subsidiary of Parent, without a vote of the stockholders of SC, in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”). At the effective time of the Merger (the “Merger Effective Time”), any

Shares not purchased pursuant to the Offer (other than (i) Shares held by Parent, (ii) Shares owned by SC as treasury stock (other than Shares in an employee benefit or compensation plan) or owned by any wholly-owned subsidiary of either SC or Parent, in each case immediately prior to the Merger Effective Time, and (iii) Shares outstanding immediately prior to the Merger Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive, in cash and without interest, subject to deduction for any required withholding taxes, an amount equal to the Offer Price. As a result of the Merger, SC would cease to be a publicly traded company and will become wholly owned by Parent.

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in “The Offer—Section 13—The Merger Agreement” of the Offer to Purchase.

4.

The Board of Directors of SC (the “SC Board”) has, upon the unanimous recommendation of a special committee comprised solely of independent and disinterested directors, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of SC’s stockholders (other than Parent, Purchaser and their affiliates), (ii) approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by SC of the Merger Agreement and the consummation by SC of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) resolved that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of SC accept the Offer and tender their Shares into the Offer.

5.

The Offer and withdrawal rights expire at one minute after 11:59 p.m., New York City time, at the end of the day on Monday, October 4, 2021, unless the Offer is extended or terminated (as it may be extended or earlier terminated, the “Expiration Time”).

6.

The Offer is subject to conditions, including (i) the Regulatory Condition (as defined in “The Offer—Section 15—Conditions to the Offer” of the Offer to Purchase), (ii) the No Proceedings Condition (as defined in “The Offer—Section 15—Conditions to the Offer” of the Offer to Purchase), (iii) the No Legal Prohibition Condition (as defined in “The Offer—Section 15—Conditions to the Offer” of the Offer to Purchase), and (iv) other conditions as set forth in “The Offer—Section 15—Conditions to the Offer” of the Offer to Purchase. Consummation of the Offer is not conditioned on obtaining financing or any minimum tender threshold.

7.

Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8.

Unless certain certification requirements are met, U.S. federal income tax backup withholding at a current rate of 24% may be required. See Instruction 9 of the Letter of Transmittal for further details.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

Any and All Outstanding Shares of Common Stock

of

Santander Consumer USA Holdings Inc.

at

$41.50 Net per Share

Pursuant to the Offer to Purchase Dated September 7, 2021

by

Max Merger Sub, Inc.

a direct wholly-owned subsidiary of

Santander Holdings USA, Inc.

and an indirect wholly-owned subsidiary of

Banco Santander, S.A.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 7, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the “Offer”), in connection with the offer by Max Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Santander Holdings USA, Inc., a Virginia corporation (“Parent”), and an indirect wholly-owned subsidiary of Banco Santander, S.A., a Spanish bank organized under the laws of the Kingdom of Spain (“Ultimate Parent”), to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Santander Consumer USA Holdings Inc., a Delaware corporation (“SC”), that Parent does not already own for $41.50 per Share, net to the seller in cash, without interest, subject to deduction for any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)

Dated
Name(s) (Please Print)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.